                                    AGREEMENT

      THIS AGREEMENT is made by and between Forest Glade International Inc., a company organized under the laws of the state of Nevada with its principal offices located at 444 Victoria Street, #370, Prince George, BC CANADA V2L 2J7 ("Client"), and Sivla, Inc. a company organized under the laws of the state of California with its principal offices located at 8300 Sunset Avenue, Fair Oaks, California 95628 ("Media Buyer").

WHEREAS Client is a OTC: BB reporting company; and

WHEREAS Media Buyer is in the public relations, media placement and media brokerage business and has access to Media Advertising including, without limitation, television, billboard, radio, print, internet or other advertising; and

WHEREAS Client and Media Buyer recognize certain synergies between the two entities which enable Client to trade up to forty-three million five hundred thousand ($43,500,000 US) Dollars of its common stock, which includes twenty-five (25%) percent of stock in free trading shares, to Media Buyer in exchange for Media Advertising, media placement/production and public relations services.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

ss.1. Nature of Agreement. Client engages Media Buyer and Media Buyer agrees to be engaged by Client to provide Media Advertising throughout the United States and Canada in exchange for certain shares of the registered common stock of Client. Also, $100,000 cash will be included for production services.

ss.2. Definitions. For the purposes of this agreement, the following terms, as used in this Agreement, are understood to have the meanings stated herein:

      a. Media Advertising - Media Advertising shall consist of any combination of television, billboard, radio, print, internet or other advertising. Media Advertising, as defined herein, is subject to availability at time of advertising placement.

      b. Rate Card - Rate Card refers to the maximum published rate for a given Media Advertising product (also referred to as the published rate card).

ss.3. Effective Date. The Effective Date of this Agreement shall be March 30th, 2000 regardless of the date this Agreement becomes fully executed by the parties hereto.

ss.4. Purpose of Agreement. As stated above, Client engages Media Buyer and Media Buyer agrees to be engaged by Client to provide media advertising time and space, media placement/production and public relations services throughout the United States and Canada in exchange for certain shares of the registered common stock of Client. This ss. (Section) of the Agreement sets forth the terms governing the procurement of various Media Advertising, media placement/production and public relations services by Media Buyer for Client in exchange for the issuance of the registered common stock of Client.

      a. Agreement Amount. The parties hereto agree that it is their present intention to transact up to thirty-nine million ($39,000,000 US) (Stock) dollars of Media Advertising, up to one hundred thousand $100,000 US
      (Cash) dollars of media placement/production services and up to four million five hundred thousand ($4,500.000 US) (Stock) dollars public relations services in exchange for shares of the registered common stock of Client.

      b. Term of Agreement. The parties hereto anticipate transacting the up to thirty-nine million ($39,000,000 US) (Stock) dollars of Media Advertising, up to one hundred thousand $100,000 US (Cash) dollars of media placement/production services and up to four million five hundred thousand ($4,500.000 US) (Stock) dollars public relations services for stock over the course of six (6) months as more fully described below. However, both Client and Media Buyer, and each of them, shall have the right to terminate this Agreement upon forty-five (45) days written notice given in accordance with the notice provision included below.

      c. Valuation of Client's Stock. The first twenty-three million five hundred thousand ($23,500,000 US) dollars of Client's common stock shall be valued at $2.00/share. The balance shall be valued at a thirty-five (35%) percent discount to the market. After the initial $23,500,00 of stock valued at $2.00/share, valuation will occur monthly based on the average of the previous month's closing price less thirty-five (35%) percent.

      d. Advertising Allotment.    Client shall allot and allocate______________
      _________________________________________________________________________.
      Stock shall be delivered to Media Buyer _________________________________.

      e. Selection of Advertising. Media Buyer shall recommend Media Advertising to Client by submitting a description of the Media Advertising, which includes: demographic information on the recommended advertising, a Rate Card (as defined hereinabove), the cost of the proposed Media Advertising, a statement as to whether any commissions or ancillary charges are assessable and the basis of Media Buyer's recommendation. Media Advertising shall be deemed approved if not rejected by Client within three (3) business days from Client's receipt of Media Buyer's recommendation.

      f. Pricing of Advertising. The parties hereto agree that certain media outlets may not publish a Rate Card. In the event that a given media outlet does not publish a Rate Card, Media Buyer shall submit a pricing letter from such outlet in its recommendation. In no event shall Media Advertising cost Client more than one hundred (100%) percent over the price for which such Media Advertising could be purchased for cash given the same scheduling requirements.

      g. Delivery of Shares. Following approval of Media Advertising by Client, whether by actual approval or by failure to reject, Client will cause 11,750,000 shares of Restricted 144 stock for the first $23,500,000 of advertising and the company (FGII) will cause 2,937,500 shares to be registered for trading. Sivla shall sign a voting trust agreement with the directors of FGII.

      h. Stock Legends & Free Trading Shares.

      All stock issued will be 144 Restricted stock from treasury, and twenty-five (25%) percent of all issued stock to be registered for trading.

      i. Verification of Advertising. Media Buyer shall provide Client with verification that Media Advertising has run within sixty (60) days of the end of the month in which such Media Advertising ran. In the event that Client does not receive verification from Media Buyer within said sixty
      (60) day period, Client shall inform Media Buyer in writing that verification has not been received. Media Buyer shall have an additional sixty (60) days to provide such verification. In the event that Media Buyer cannot obtain verification within sixty (60) days from its receipt of written notice, Client shall be entitled to replacement Media Advertising of equal value. In the event that any approved advertising does not run it will be the obligation of Media Buyer to replace the advertising with other approved advertising of equal value.

      j. Termination of Agreement. In the event that either party elects to terminate this Agreement under ss.4(b), above, the parties expressly agree that any Media Advertising previously approved shall be fully funded in accordance with the provisions of this ss.4. Similarly, Client's right to verification and Media Buyer's responsibility to provide verification or replacement Media Advertising shall survive any termination of this Agreement.

ss.5. Client's Default. Any default by Client in the payment of any amount when due under this agreement, or any extension hereof, or any failure by Client to fulfill any other provisions of this Agreement shall entitle Media Buyer, at its sole option, to terminate this Agreement upon ten (10) days notice in accordance with ss.10, below, and notwithstanding any provision hereof to the contrary, Client shall remain liable to Media Buyer for all loss or damage sustained by Media Buyer by reason of any such failure or default.

ss.6. Lack of Representations by Media Buyer. Media Buyer will use its best efforts to recommend Media Advertising, which Media Buyer believes will be beneficial to Client. Client's execution of this Agreement indicates its acknowledgement that Media Buyer has made no representations, express or implied, regarding the ultimate success or failure of the Media Advertising to be run pursuant to the Agreement.

ss.7. Noncompetition & Noncircumvention. Both parties to this Agreement agree that each will refrain, directly or indirectly from utilizing information gained from the other party in any way other than as contemplated hereunder. Further, neither party will circumvent the other party by attempting to take advantage of research and development performed by either party. The parties realize that this noncompete/noncircumvention provision is an essential and material part of this agreement. At the termination of this Agreement or any renewals or extensions hereof, each party shall return to the other any and all confidential information received pursuant hereto.

ss.8. Reciprocal Indemnification.

      a. Client's Indemnification. Client shall protect, defend, indemnify and hold harmless Media Buyer and its officers, directors, employees, successors and assigns from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Media Buyer and its officers, directors, employees, successors and assigns which are related to any breach by Client of its representations and warranties, or of its covenants, in this Agreement. Further, Client specifically agrees to protect, defend, indemnify and hold harmless Media Buyer from and against any losses, damages and expenses incurred defending against a shareholder derivative action initiated by shareholders of Client.

      b. Media Buyer's Indemnification. Media Buyer shall protect, defend, indemnify and hold harmless Client, and its officers, directors, employees, successors and assigns from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Client and its officers, directors, employees, successors and assigns which are based upon any breach by Media Buyer of its representations and warranties, or of its covenants, in this Agreement.

ss.9. Notices. All necessary notices or correspondence required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given when hand delivered or when mailed postage prepaid by first class certified mail, return receipt requested:

If to Client:
            444 Victoria Street, #370
            Prince George, BC  CANADA  V2L 2J7

If to Media Buyer:

            8300 Sunset Avenue
            Fair Oaks, California 95628

ss.10. Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party.

ss.11. Attorney's Fees. If either party hereto shall breach any of the terms hereof, such party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including attorneys' fees, incurred by such party in enforcing the terms of this Agreement.

ss.12. Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall be construed to create any rights in third parties as third party beneficiaries or otherwise. This Agreement shall not be assigned to any party without the prior written consent of the other party, but no such assignment shall relieve the assigning party of its obligations.

ss.13. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by either party hereto, such party shall not be liable or responsible for any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws and regulations or any other cause whatsoever beyond the control of such party.

ss.14. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any amendment or waiver will be binding on Client only if such amendment or waiver is set forth in a writing executed by Client, and provided that any amendment or waiver will be binding upon Media Buyer only if such amendment or waiver is set forth in a writing executed by Media Buyer. The waiver of any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

ss.15. Construction & Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York as if the Agreement were fully executed and performed under the laws of the State of New York so that the principles of conflicts of laws would not apply.

ss.16. Severability. Should any provision of this Agreement be determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision shall be amended by the parties hereto so as to make it valid, legal and enforceable but keeping it as close to its original meaning as possible. The invalidity, illegality or unenforceability of any provision shall not affect in any manner the other provisions herein contained, which remain in full force and effect.

ss.17. Grammatical Usage. Throughout this Agreement, reference to the neuter gender shall be deemed to include the masculine and feminine, the singular the plural and the plural the singular, as indicated by the context in which used.

ss.18. Headings; Context. The headings of the sections (ss.ss.) and paragraphs (P.P.) contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

ss.19. Counterparts. This Agreement may be executed in numerous counterparts, all of which shall be considered one and the same agreement.

ss.20. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, representations and warranties of the parties as to the subject matter of this Agreement.

      BY CAUSING THIS AGREEMENT TO BE EXECUTED HERE BELOW, THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

      IN WITNESS WHEREOF, Media Buyer and Client have executed this Agreement in multiple duplicate originals.

AGREED TO & ACCEPTED BY:                          AGREED TO & ACCEPTED BY:

SIVLA, INC.                                       FOREST GLADE INTERNATIONAL INC

By:  /s/ Norman F. Alvis   Date March 30, 2000    By: /s/ Wayne Loftus   Date March 30, 2000
     -----------------------------------------        --------------------------------------
         Norman F. Alvis, its President                     Wayne Loftus, its President
             and not individually                              and not individually


----------------------------------------------    ------------------------------------------
Witness                                           Witness

__________________ OF ________________________    __________________ OF ____________________
__________________, SS.                           __________________, SS.

______  ____, 2000                                ______  ____, 2000

____________________ personally appeared          ____________________ personally appeared
before me and acknowledged his execution          before me and acknowledged ___ execution
of the foregoing instrument to be the             of the foregoing instrument to be the
free act and deed of ________________             free act and deed of ________________


Before me,                                        Before me,

----------------------------------                ----------------------------------
Notary Public                                     Notary Public
My commission expires:                            My Commission expires: